Exhibit 99.1

Ignyta Announces First Quarter 2015

Company Highlights and Financial Results

May 11, 2015 4:00 PM Eastern Time

SAN DIEGO—(BUSINESS WIRE)—Ignyta, Inc. (Nasdaq: RXDX), a precision oncology biotechnology company, today announced company highlights and financial results for the first quarter ended March 31, 2015.

“We continue to make substantial progress toward our goal of becoming a leading precision oncology biotechnology company, and we are excited about our potential to develop first-in-class and best-in-class precision medicines to help cancer patients with unmet needs,” said Jonathan Lim, M.D., Chairman and CEO of Ignyta. “Our March 2015 acquisition of four development stage programs from Teva was transformational, enabling us to leverage our existing precision oncology platform and extending our ability to target known oncogenic drivers across multiple solid tumor indications. During the quarter, we also continued enrolling patients in our STARTRK-1 and ALKA-372-001 clinical trials of our lead product candidate entrectinib, and we strengthened our balance sheet by raising approximately $42 million in a registered direct offering to Teva and other selected investors.”

Company Highlights

Teva Asset Acquisition and Concurrent Financing

In March 2015, Ignyta and Teva Pharmaceutical Industries Ltd. jointly announced that Ignyta acquired worldwide rights and assets relating to four targeted oncology development programs from Teva in exchange for 1.5 million shares of Ignyta’s common stock.

The development programs Ignyta purchased from Teva include:

•	RXDX-105, a potent, small molecule inhibitor of BRAF, EGFR and RET that is currently in a Phase I/II dose escalation clinical trial;

•	RXDX-106, a potent, highly selective, pseudo-irreversible inhibitor of AXL and cMET that is in late preclinical development;

•	RXDX-107, a nanoformulation of a modified bendamustine with potential activity in solid tumors that is in late preclinical development; and

•	RXDX-108, a potent, selective inhibitor of the atypical kinase PKCiota that is in preclinical studies. Ignyta also acquired next generation PKCiota inhibitors in addition to the lead compound.

Concurrently with the asset acquisition transaction, Ignyta sold to Teva and selected healthcare investors a total of approximately 4.2 million shares of its common stock at a price of $10 per share in a registered direct offering, which resulted in gross aggregate proceeds to Ignyta of approximately $42 million.

Poster Presentations at AACR Annual Meeting

In April 2015, Ignyta announced three poster presentations at the 106th Annual Meeting of the American Association for Cancer Research (AACR). Each of the presentations highlighted developments relating to entrectinib, Ignyta’s proprietary, oral pan-Trk, ROS1, and ALK tyrosine kinase inhibitor targeting solid tumor indications. The first of the poster presentations described the similarities and differences between Trk rearrangements and overexpression as potential oncogenic drivers and provided support for further exploration of entrectinib in cancers with Trk overexpression. The second presentation highlighted a newly-developed biomarker assay to enable rapid screening of patient tumor samples to assess expression of TrkA, TrkB, TrkC and ROS1. The third poster presented data generated in collaboration with The Children’s Hospital of Philadelphia and the University of Pennsylvania School of Medicine, showing that entrectinib treatment resulted in significant tumor growth inhibition in a neuroblastoma xenograft model, both alone and in combination with conventional chemotherapy, providing support for the potential clinical evaluation of entrectinib in neuroblastoma patients.

Orphan Drug Designations for Entrectinib

In February 2015, the company announced that the U.S. Food and Drug Administration (FDA) granted the company orphan drug designation for entrectinib for the treatment of TrkA-positive, TrkB-positive, TrkC-positive, ROS1-positive or ALK-positive non-small cell lung cancer and colorectal cancer. The FDA had previously granted the company orphan drug designation, as well as rare pediatric disease designation, for entrectinib for the treatment of neuroblastoma.

Under the FDA’s Orphan Drug Designation program, orphan drug designation is granted by the FDA to novel drugs or biologics that treat rare diseases or conditions affecting fewer than 200,000 patients in the U.S. The designation allows the drug developer to be eligible for a seven-year period of U.S. marketing exclusivity upon approval of the drug, as well as tax credits for clinical research costs, the ability to apply for annual grant funding, clinical trial design assistance and the waiver of Prescription Drug User Fee Act (PDUFA) filing fees.

Under the FDA’s Pediatric Disease Priority Review Voucher program, upon the approval of a qualifying new drug application (NDA) or biologics license application (BLA) for the treatment of a rare pediatric disease, the sponsor of such application would be eligible for a Pediatric Disease Priority Review Voucher that can be used to obtain priority review for a subsequent NDA or BLA. The FDA defines a “rare pediatric disease” as a disease that affects fewer than 200,000 individuals in the U.S. primarily aged from birth to 18 years. The Priority Review Voucher may be sold or transferred an unlimited number of times.

Enhancement of Leadership Capacity

In February 2015, Ignyta announced that Pratik Multani, M.D., joined the company as its Chief Medical Officer, bringing to the company broad technical and management experience in clinical development and a deep understanding of oncology. Dr. Multani’s previous experience includes serving as Chief Medical Officer at Fate Therapeutics; Vice President of Clinical Development at Kalypsys; Senior Vice President of Clinical Development and then Chief Medical Officer at Kanisa Pharmaceuticals; Vice President of Clinical Development at Salmedix, where he led the clinical development of bendamustine; and positions of increasing responsibility at Biogen Idec, including Senior Director of Medical Research, where he led or provided strategic direction for multiple development and commercial-stage programs, including Zevalin® and Rituxan®.

In addition, in March 2015, the company hired Edna Chow Maneval, Ph.D., as Vice President, Clinical Development. Dr. Chow Maneval was previously Vice President, Clinical Development at both Seragon Pharmaceuticals, which was acquired by Genentech in 2014, and Aragon Pharmaceuticals, which was acquired by Johnson & Johnson in 2013, and she spent 13 years in clinical development roles of increasing responsibility with Pfizer Oncology and its predecessor, Agouron Pharmaceuticals.

First Quarter 2015 Financial Results

For the first quarter of 2015, net loss was $23.5 million, or $1.15 per share, compared with $4.1 million, or $0.28 per share, for the first quarter of 2014.

Ignyta did not record any revenue for the three months ended March 31, 2015 or for the three months ended March 31, 2014.

Research and development expenses for the first quarter of 2015 were $20.2 million, compared with $2.2 million for the first quarter of 2014. The increase was primarily due to an in-process research and development charge representing the net value of the assets exchanged for the intellectual property assets acquired from Teva, as well as an increase in activities relating to the development of entrectinib. The increase between periods was also due to personnel expenses related to hiring and engaging additional employees and consultants to help advance the company’s product candidates, facilities related expenses as a result of the expansion of the company’s leased facilities space and expenses incurred in connection with the Teva asset acquisition.

General and administrative expenses were $3.0 million for first quarter of 2015, compared with $1.8 million for first quarter of 2014. The increase was primarily caused by increases in personnel costs and investor relations, audit, legal and intellectual property costs, some of which resulted from activities relating to operating as a public company.

At March 31, 2015, the company had cash, cash equivalents and available-for-sale securities totaling $107.6 million and current and long-term debt of approximately $21.0 million. At December 31, 2014, the company had cash, cash equivalents and available-for-sale securities totaling $76.6 million and current and long-term debt of approximately $21.0 million.

Conference Call Information

On Monday, May 11, 2015, the company will host a conference call with interested parties beginning at 4:30 p.m. ET (1:30 p.m. PT). The conference call will be available to interested parties through a live audio Internet broadcast on the Investors page of the company’s website at http://investor.ignyta.com. The call will also be archived and accessible at this site for two weeks. Alternatively, callers may participate in the conference call by dialing (888) 734-0328 (domestic) or (678) 894-3054 (international), and entering passcode 41959456.

Discussion during the conference call may include forward-looking statements regarding such topics as, but not limited to, Ignyta’s development plans for its product candidates and discovery programs, the company’s financial status and performance, and any comments the company may make about its future plans or prospects in response to questions from participants on the conference call.

About Ignyta, Inc.

Ignyta, Inc., located in San Diego, California, is a precision oncology biotechnology company pursuing an integrated therapeutic (Rx) and companion diagnostic (Dx) strategy for treating cancer patients. The company’s goal with this Rx/Dx approach is to discover, develop and commercialize new drugs that target activated cancer genes and pathways for the customized treatment of cancer, as well as novel chemotherapeutics that can potentially provide additional benefit to cancer patients. It aims to achieve this goal by pairing its product candidates with biomarker-based companion diagnostics that are designed to identify, at the molecular level, the patients who are most likely to benefit from the precisely targeted drugs the company develops. For more information, please visit: www.ignyta.com.

Forward-Looking Statements

This press release contains forward-looking statements as that term is defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements in this press release that are not purely historical are forward-looking statements. Such forward-looking statements include, among other things, references to the development of Ignyta’s product candidates; the potential first-in-class or best-in-class nature of its development programs; the potential for Ignyta to establish a leadership position in precision oncology medicine and provide benefit to cancer patients; and the potential exclusivity and other benefits of orphan drug designation. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the inherent uncertainties associated with developing new products or technologies and operating as a development stage company; Ignyta’s ability to develop, complete preclinical studies and clinical trials for, obtain approvals for and commercialize any of its product candidates; changes in Ignyta’s plans to develop and commercialize its product candidates; the potential for final results of the ongoing Phase I/II clinical trials of entrectinib, or any future clinical trials of entrectinib or other product candidates, to differ from preliminary or expected results; Ignyta’s ability to raise any additional funding it will need to continue to pursue its business and product development plans; regulatory developments in the United States and foreign countries; Ignyta’s ability to obtain and maintain intellectual property protection for its product candidates; the risk that orphan drug exclusivity may not effectively protect a product from the competition and that such exclusivity may not be maintained; the potential for the company to fail to maintain the CLIA registration of its diagnostic laboratory or to fail to achieve full CLIA accreditation of such laboratory; the loss of key scientific or management personnel; competition in the industry in which Ignyta operates; and market conditions. These forward-looking statements are made as of the date of this press release, and Ignyta assumes no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Investors should consult all of the information set forth herein and should also refer to the risk factor disclosure set forth in the reports and other documents the company files with the SEC available at www.sec.gov, including without limitation Ignyta’s Annual Report on Form 10-K for the year ended December 31, 2014 and subsequent Quarterly Reports on Form 10-Q.

Contacts

Ignyta, Inc.

Jacob Chacko, M.D.

CFO

858-255-5959

jc@ignyta.com

FINANCIAL TABLES FOLLOW

IGNYTA, INC.

SUMMARY STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(unaudited)

	Three months ended March 31,
	2015	2014
Revenue	$—	$—
Operating costs and expenses
Research and development	20,216	2,183
General and administrative	3,024	1,761

Total operating costs and expenses	23,240	3,944

Loss from operations	(23,240)	(3,944)
Interest income (expense)	(267)	(136)
Other income (expense)	—	(27)

Total other expense, net	(267)	(163)

Net loss	$(23,507)	$(4,107)

Basic and diluted net loss per share	$(1.15)	$(0.28)

Shares used to calculate net loss per share	20,466	14,501

IGNYTA, INC.

CONDENSED BALANCE SHEETS

(in thousands)

	March 31,	December 31,
	2015	2014
	(unaudited)
ASSETS
Cash and cash equivalents	$43,044	$6,346
Short-term investment securities	44,909	63,201
Prepaid expenses and other current assets	1,532	1,731

Total current assets	89,485	71,278
Long-term investment securities	19,612	7,087
Fixed assets, net	6,551	6,281
Other assets	596	658

Total assets	$116,244	$85,304

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$1,845	$975
Accrued expenses and other liabilities	4,224	4,930
Notes payable, current portion	3,500	1,400
Lease payable, current portion	174	172

Total current liabilities	9,743	7,477
Notes payable, net of current portion and discount	16,797	18,830
Lease payable, net of current portion	300	344
Other long-term liabilities	2,582	2,705

Total liabilities	29,422	29,356
Total stockholders’ equity	86,822	55,948

Total liabilities and stockholders’ equity	$116,244	$85,304